EXHIBIT 10.61

SERVICES AGREEMENT

BY AND BETWEEN

CORD:USE Cord Blood Bank, Inc. AND DUKE UNIVERSITY

THIS SERVICES AGREEMENT (“Agreement”) is entered into as of July 28, 2017 (“Effective Date”), by and between CORD:USE Cord Blood Bank, Inc., a Florida corporation (“CORD:USE”) and Duke University through its School of Medicine (“Duke”) (each a “Party” and collectively the “Parties”).

RECITALS

WHEREAS, Duke is a North Carolina nonprofit corporation exempt from federal income tax under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended and operates the Carolinas Cord Blood Bank (“Duke Program”) out of its facilities in Durham, North Carolina, among other activities;

WHEREAS, CORD:USE provides cord blood services to families and to the public through its CORD:USE Family Bank and CORD:USE Public Bank, respectively. CORD:USE Public Bank is specifically focused upon establishing and maintaining a public cord blood bank for the storage and maintenance of cord blood stem cells which will be available for research and transplantation in the treatment of various diseases (the “CORD:USE Public Bank”);

WHEREAS, CORD:USE has since 2005 utilized the Duke facilities, personnel, services and infrastructure of the Duke Program to process, type, test, preserve, maintain, register and distribute cord blood publicly donated and obtained by or through CORD:USE, which as part of the CORD:USE Public Bank (“CORD:USE Program”);

WHEREAS, CORD:USE fell into arrears on its payments, but desires to continue accessing the Duke infrastructure;

WHEREAS, Duke and CORD:USE desire to enter into a new agreement that will allow for repayment of the arrearage and govern the on-going provisions of services to the CORD:USE public banking operations; and

NOW, THEREFORE, the Parties hereby enter into this Agreement to provide for the operation of the CORD:USE Program at Duke as part of the CORD:USE Public Bank.

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AGREEMENT

In consideration of the foregoing, the mutual promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to be bound as follows:

1.    DEFINITIONS

The following terms used in this Agreement (including the Schedules), shall have the meanings ascribed to them in this Section 1.

1.1    “Accrediting or Licensing Agency” means any applicable accrediting, regulating or licensing agencies or boards, including, but not limited to the American Association of Blood Banks, the U.S. Food and Drug Administration, the Joint Commission on Accreditation of Healthcare Organizations and the Foundation for the Accreditation of Cellular Therapy, the National Marrow Donor Program, and the U.S. Health Resources and Services Administration.

1.2    “Affiliate” means, as to any Party to this Agreement or any other Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with such Person. For purposes of this definition, the term “control” or its derivations, as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by agreement, or otherwise.

1.3    “Agreement” means this Services Agreement.

1.4    “Change of Control” means, with respect to a Person (the “Subject Person”), (a) the sale of all or substantially all of the assets of the Subject Person to another Person, (b) a merger, acquisition or other transaction in which the Subject Person is the surviving corporation that results in any Person (other than Persons who are holders of fifty-one percent (51%) or more of the stock of the Subject Person at the time the transaction is approved by the shareholders of the Subject Person and other than any Affiliate of the Subject Person) acquiring beneficial ownership of fifty-one percent (51%) or more of the combined voting power of all classes of stock, or fifty-one percent (51%) of the voting control, of the Subject Person, or (c) a merger, consolidation or reorganization of the Subject Person with one or more other Persons where the Subject Person is not the surviving entity and the subject transaction results in a change of beneficial ownership of the combined voting power of all classes of stock of the Subject Person as described in the preceding clause (b).

1.5    “Confidential Information” means all proprietary and non-public information and data that concern the business, technology, systems, finances, personnel, operations, or other assets and activities of a Person, but does not include personally-identifiable patient data, but does include compilations or databases containing aggregate de-identified patient data.

1.6    “Environmental Laws” means any federal, state, local or foreign law, rule or regulation relating to or regulating health, safety, pollution, handling and disposal of hazardous materials or waste or the protection of the environment.

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1.7    “Governmental Entity” means any domestic government, political subdivision, or any governmental agency, bureau, board, commission, department or regulatory agency, whether federal, state or local.

1.8    “Hospital Rules and Regulations” means the bylaws, rules, credentialing policies, regulations, and other policies and standards of Duke Hospital and of each Participating Hospital and their respective medical staffs.

1.9    “Intellectual Property” means copyrights, patents (and patent applications), trade secrets, trademarks, and service marks (including software, source codes, data, original works of authorship and other proprietary information).

1.10 “Law” means any constitutional provision, statute, law, rule, regulation, license, permit, or legally binding ruling of any Governmental Entity.

2.    RIGHTS AND OBLIGATIONS OF DUKE

2.1    Duke Services

Duke shall continue to serve as the contract manufacturer for the CORD:USE public cord blood bank and, as such, provide or arrange for the provision of services as set forth in more detail on Schedule 2.1 (“Duke Services”) in accordance with the terms of this Agreement. In addition, Duke shall train, and provide ongoing training to CORD:USE personnel as set forth in Section 3.2. Subject to the capacity limits identified in Section 2.8, Duke shall receive cord blood units collected by CORD:USE staff in the Carolinas Cord Blood Bank at Duke within 2 days of collection, qualify the shipping conditions, packaging and labeling of the unit, and count the number of total nucleated cells present in the cord blood unit to determine whether the unit contains sufficient cells for banking. If the unit meets criteria, it will be processed by the Duke Carolinas Cord Blood Bank Processing Laboratory Staff with volume reduction, red blood cell depletion, cryoprotection with DMSO or other cryoprotectant, and frozen via controlled rate freezing under liquid nitrogen for long-term storage.

All processed units will be tested for nucleated cell counts, viability, CD34 count, T-cell count, clonal hematopoietic colony forming units, sterility, and HLA typing. Maternal blood drawn on behalf of CORD:USE and shipped with the collected cord blood unit, will be tested for infectious disease markers in a CLIA approved lab for donor screening testing as required by HRSA, FDA, AABB and FACT regulations. CORD:USE will enter all information about the birth, medical history and testing of the unit and mother into the web-based computer system employed by the Carolinas Cord Blood Bank at Duke.

A separate numbering system will allow for distinction and tracking of the CORD:USE inventory. When a CORD:USE cord blood unit is selected by a transplant center for possible transplantation, Duke shall provide the relevant HLA testing laboratory with a sample from the unit for confirmatory typing. When a unit is requested for transplantation, Duke shall ship the unit to the transplant center in a validated dry shipper with data logger. Notwithstanding the foregoing and any other provisions of this Agreement, CORD:USE and Duke agree that the Duke Program, because of the status of Duke as a nonprofit and tax-exempt educational, health care, and research institution, will, in the event of a conflict, always take precedence over the CORD:USE Program with respect to the dedication of Duke resources. The Parties further agree that the CORD:USE Program shall not be allowed to compromise, in any way, the Duke Program.

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2.2    Performance Standards

Duke shall provide the Duke Services with the appropriate level and standard of care consistent with Duke’s reputation as a first-rate academic medical facility and in no event at a level less than provided under the Duke Program, and Duke shall require that each Duke physician and any other professional or non-professional employee or independent contractor of Duke or its Affiliates who performs or supports the performance of the Duke Services (collectively, “Duke Personnel”) (i) devote his or her best efforts to, and use his or her education, experience, skills, and professional energy in, performing the Duke Services; and (ii) comply with the applicable terms of this Agreement, all applicable Laws, Hospital Rules and Regulations, CORD:USE Protocols and criteria of Accrediting or Licensing Agencies.

2.3    Duke Personnel

All Duke Personnel shall be employees or independent contractors of Duke or a Duke Affiliate. Duke shall ensure that Duke and its Affiliates shall be solely responsible for any and all salaries, other compensation, employer’s payroll taxes, workers’ compensation coverage, and other fringe benefits to which Duke Personnel may be entitled as employees or contractors of Duke or a Duke Affiliate. Duke shall ensure that all Duke Personnel are appropriately trained, qualified, and licensed to provide the Duke Services to the CORD:USE Program. The selection, retention, and termination of Duke Personnel shall be the sole responsibility of Duke; provided, however, that in the event CORD:USE is not reasonably satisfied with the performance of any Duke Personnel, Duke shall promptly investigate the matter and cooperate with CORD:USE in determining a reasonable course of action to address CORD:USE concerns subject to all applicable Duke University Human Resources policies. Any costs for the personnel incurred pursuant to this Section 2.3 in providing the Duke Services shall be included in the Banking Services Fee described in Section 3.6 below.

2.4    Licenses; Accreditations; Duke Policies; CORD:USE Protocols

In its provision of the Duke Services, Duke will utilize its current licenses and accreditations to provide its services for the CORD:USE Program, and Duke will not violate any permit, operating license or governmental approval in connections with the CORD:USE Program or otherwise so long as any applicable restrictions that are not generally applicable and known to providers in the community have been disclosed to Duke in sufficient time for Duke to ensure compliance. Duke agrees to abide by the applicable standards of the American Association of Blood Banks, the National Marrow Donor Program, the U.S. Health Resources and Services Administration, the Foundation for Accreditation of Cellular Therapy, the U.S. Food and Drug Administration, the State of North Carolina, and any other organizations or entities agreed to by the Parties. Duke further agrees to take all reasonable actions to cause CORD:USE Program to become accredited by and maintain accreditation with the Foundation for Accreditation of Cellular Therapies (FACT) as available. Duke agrees to notify CORD:USE in writing within five (5) days after any such accreditation is denied or revoked or Duke is notified that the CORD:USE Program has failed to meet a standard or accreditation requirement.

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2.5    OSHA and HIV compliance

Consistent with law and normal practice and as part of the Duke Services, Duke shall make available the hepatitis B vaccine and vaccination services for all Duke Personnel associated with the CORD:USE Program with the potential for occupational exposure to blood borne pathogens. Duke shall submit documentation of the vaccination or a copy of the declination form if any Duke Personnel chooses not to be vaccinated. Duke also shall provide training to all Duke Personnel prior to assignment to the CORD:USE Program that includes explanation of the OSHA blood borne pathogen standards, general discussion on blood borne diseases and their transmission, exposure control plan, engineering and work practice controls, personal protective equipment, hepatitis B vaccine, response to emergencies involving blood, how to handle exposure incidents and the post-exposure evaluation and follow-up program.

2.6    Patient Medical Records; Consent

CORD:USE shall obtain and maintain IRB approvals as indicated and prepare and obtain consent forms for all donors relating to the donation of umbilical cord blood units to the CORD:USE Cord Blood Bank at all CORD:USE collection sites. CORD:USE also shall obtain all consents, authorizations and permissions from cord blood donors at sites where CORD:USE is performing collection of medical history information for donor screening, collection of maternal blood samples for infectious disease testing and collection of cord blood units that are necessary and required by applicable Law and regulations to enable CORD:USE to disclose to Duke, and for Duke to have access to and use and disclose in the course of its activities for all purposes reasonable necessary to the operation of the CORD:USE Program, including, but not limited to, for research (including informatics) and transplantation purposes, all necessary and appropriate identifiable health information about the mother and child from who cord blood is obtained and sent to Duke pursuant to this Agreement. CORD:USE agrees that, to the extent consistent with applicable Law and the consents, authorizations and permissions CORD:USE obtained, CORD:USE will disclose to Duke personnel designated by the Medical Director such identifiable health information and give those designated Duke Personnel access to such information maintained by CORD:USE.

Duke and CORD:USE will keep, treat and maintain all identifiable health information they receive or have access to under this Agreement in compliance with all Applicable Laws, including but not limited to the privacy and security regulations promulgated under the Health Insurance Portability and Accountability Act.

2.7    CORD:USE Program Medical Director

As part of the Duke Services, Duke shall provide a physician employed by Duke to serve as Medical Director of the CORD:USE Program and to report to the CORD:USE Medical Director for purposes of performing Duke’s Medical Director obligations under this Agreement. Duke shall cause the Medical Director to supervise, in consultation with CORD:USE, the operations of the CORD:USE Program and the delivery of the Duke Services, in accordance with the terms of this Agreement (“Medical Director”). The current Medical Director is Dr. Joanne Kurtzberg. Should Dr. Kurtzberg leave her position as Medical Director for any reason during the Term, Duke shall provide another physician approved in advance by CORD:USE to fill that role. If at any time

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CORD:USE is not reasonably satisfied with the performance of the Medical Director, Duke shall promptly address CORD:USE’ concerns. If the Parties are unable to agree on a course of action, the matter shall be addressed and resolved in accordance with Section 13.1. As part of the Duke Services and as set forth in Section 10, Duke shall provide or arrange for the provision of professional liability insurance that covers the Medical Director’s activities related to the CORD:USE Program and nothing in this Section 2.7 or elsewhere in this Agreement shall be interpreted or construed to mean that CORD:USE is responsible for extending any of its liability insurance policies, individually or collectively, to cover the Medical Director.

2.8    CORD:USE Program Facilities

Throughout the Term and as part of the Duke Services, Duke shall use the Duke Program space and facilities described on Schedule 2.8 for activities of the CORD:USE Program and the delivery of the Duke Services (“CORD:USE Program Facilities”). All CORD:USE Program Facilities shall remain assets solely of Duke, and shall continue to be used by Duke in connection with the Duke Program. As part of the Duke Services, Duke shall maintain, insure and improve the CORD:USE Program Facilities at a level consistent with its provision of insurance and normal operations and maintenance services to those facilities under the Duke Program and consistent with its provision of insurance and services to other Duke Hospital facilities. Duke shall be responsible for obtaining and maintaining all material permits, licenses and authorizations under, and shall comply in all material respects with, all Environmental Laws with respect to the CORD:USE Program Facilities. Duke shall be the generator at the CORD:USE Program Facilities of all dangerous, hazardous or toxic waste or materials and shall handle all such waste or materials in compliance with Law and Hospital Rules and Regulations. Should Duke need to relocate the CORD:USE Program during the Term, Duke shall give CORD:USE at least ninety (90) days advance written notice and shall provide replacement facilities at least comparable to the CORD:USE Program Facilities in size, quality location and services and shall pay all costs of relocation of the CORD:USE Program. Duke shall give good faith consideration to making additional space contiguous to or reasonably nearby the CORD:USE Program facilities available in a timely manner for CORD:USE Program expansion needs once the banked number of cord blood units for the CORD:USE Program exceeds twenty thousand (20,000) units (e.g. space needed to house new staff or equipment such as new freezers); provided, however, that nothing in this Section 2.8 or elsewhere in this Agreement shall be interpreted to mean that Duke will be obligated to construct, lease, acquire or otherwise obtain or provide additional facilities, equipment or space for any expansion of the CORD:USE Program beyond the capacity of twenty thousand (20,000) banked units. In the event and to the extent that relocation and/or new space is needed for the expansion of the CORD:USE Program and is undertaken by Duke, the expenses directly related to the new space, including renovation, moving and increased ongoing CORD:USE Program operations costs, will be paid by CORD:USE.

2.9    CORD:USE Program Revenues

Duke shall provide to CORD:USE on a monthly basis on or before the tenth (10th) day of each month a detailed, complete and accurate report of all cord blood units banked and/or distributed by the CORD:USE Program during the previous month. CORD:USE shall have sole responsibility to bill or arrange for billing related to the distribution of CORD:USE units for clinical use and to collect payments from hospitals, including Duke Hospital, Participating

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Hospitals, and other purchasers of the cord blood units distributed by the CORD:USE Program during the Term. Duke shall have no claim to or interest in any revenues received by CORD:USE for the cord blood units distributed by the CORD:USE Program during the Term.

2.10 Duke Program Contracts

As part of the Duke Services, Duke shall maintain in full force and effect, for the benefit of the CORD:USE Program, Duke’s contracts with the laboratory(s) for infectious disease testing, with a qualified HLA typing laboratory; and with a vendor for computer and database search support, and with the National Marrow Donor Program. Payments required of Duke under such contracts are included in the Services Fee. Subject to the foregoing, Duke may arrange for the provision of any of the Duke Services by a third party subject to the advance written approval by CORD:USE of the third party, which shall not be unreasonably withheld.

2.11 Duke Inventory

Cord blood units collected by the Duke program prior to, during, and after the effective date shall not be included in the CORD:USE Program, but shall be distributed by Duke separately per Duke’s agreement with the National Marrow Donor Program. Any expenses associated with the collection, storage or distribution of these units that are not CORD:USE Program units shall not be included in the CORD:USE Program Services Fee or otherwise paid by CORD:USE. Under no circumstances shall CORD:USE be liable to Duke or HRSA or to any of their respective Affiliates, customers, contractors or suppliers or any other Person for these cord blood units that are not CORD:USE Program units or for any liability of any kind or description arising from, attributable to, or connected with them, or their collection, processing, testing, storage, handling, distribution and/or use.

2.12 CORD:USE Program Inventory

NMDP shall notify Duke when and where CORD:USE Program cord blood units are to be distributed and Duke shall distribute those units in accordance with this Agreement. CORD:USE Program units shall be available to Duke at market value (i.e., the same price charged third parties) for its use in transplantation therapy. For all units collected but not banked by the CORD:USE Program in accordance with CORD:USE Protocols developed in accordance with Section 2.12, Duke shall have the right to use those excluded units for its own research purposes, including for research projects in which it participates jointly with third parties. Excess excluded units not used by Duke in accordance with this Section 2.12 shall be made available by Duke to CORD:USE for its use or distribution for research. Notwithstanding any other provision of this Agreement, Duke shall not sell any excluded units to any third parties or use these units for other than research purposes without the written approval of CORD:USE.

2.13 Duke IRB

As part of the Duke Services, Duke shall ensure that any and all CORD:USE Program activities or protocols that require Duke IRB review and/or approval will be reviewed by the Duke IRB in the normal course.

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3.    CORD:USE RIGHTS AND RESPONSIBILITIES

3.1    Compliance

CORD:USE agrees to: (i) comply with all applicable Laws relating to its receipt of the Duke Services and to its CORD:USE Program operations generally; (ii) provide Duke all information reasonably necessary for Duke to carry out its obligations under this Agreement; (iii) cooperate in good faith with Duke in order to support. Duke’s effort to carry out those obligations; and (iv) satisfy and perform all of its obligations under this Agreement. CORD:USE shall comply with its obligations under this Agreement in good faith, with reasonable diligence, and in compliance with all applicable Laws and the prevailing standard of care for programs similar to the CORD:USE Program. CORD:USE shall (a) maintain all licenses and certifications necessary and required for its operation of the CORD:USE Program (subject to Duke’s compliance with its responsibilities as set forth in this Section 3.1 and otherwise in the Agreement), and (b) require that all CORD:USE Personnel (as defined in Section 3.2) associated with the CORD:USE Program perform their duties in accordance with the requirements of this Agreement and all applicable Laws.

3.2    CORD:USE Personnel

CORD:USE shall provide, or otherwise arrange for the provision of, staff to 1) respond to Duke’s reasonable inquiries or requests for direction, guidance and/or approvals sufficient to enable Duke to deliver the Duke Services in accordance with this Agreement; and 2) perform all collection of cord blood units at Participating Hospitals for the CORD:USE Blood Bank as part of the CORD:USE Program under this Agreement, except for collection performed by Duke Personnel under Section 2.3 of this Agreement. All such personnel (“CORD:USE Personnel”) shall be employees or independent contractors of CORD:USE, and CORD:USE shall be solely responsible for any and all salaries, other compensation, employer’s payroll taxes, workers’ compensation coverage, and other fringe benefits to which CORD:USE Personnel may be entitled as employees or contractors of CORD:USE. The selection, retention, and termination of CORD:USE Personnel shall be the sole responsibility of CORD:USE; provided, however, that in the event Duke is not reasonably satisfied with the performance of any CORD:USE Personnel as it impacts the performance of the CORD:USE Program, CORD:USE shall promptly investigate the matter and cooperate with Duke in determining a reasonable course of action to address Duke’s concerns. Under no circumstances shall Duke Personnel, including• the Medical Director, be interpreted to be, or construed to be, CORD:USE Personnel.

3.3    Development and Adoption of CORD:USE Protocols

CORD:USE shall mirror CCBB’s Standard Operating Procedures (SOPs) for screening of cord blood maternal donors, supply and facility maintenance, cord blood collection, and training of cord blood recruiters, educators and collectors. CORD:USE will use the document management system in use at CCBB for training and SOP management to ensure CORD:USE uses the same critical supplies and documents, and applies the same SOP version as the CCBB.

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3.4    CORD:USE Program Equipment

CORD:USE initially provided a Thermo Genesis BioArchive Freezer (“BioArchive” — HD9119) plus Service Contract, which Duke installed in the CORD:USE Program Facilities at CORD:USE’ expense. Subsequently, CORD:USE provided a second BioArchive (HD9161) plus Service Contract which was installed at Duke. Duke shall provide electricity and liquid nitrogen necessary to operate the two BioArchives without cost to CORD:USE. Any new equipment that CORD:USE desires to be acquired, installed and maintained for the operation of the CORD:USE Program (“CORD:USE Program Equipment”) shall be paid for by CORD:USE. Any additional BioArchive units which become necessary for the CORD:USE Program shall be provided by CORD:USE at its sole expense and shall be maintained and operated by Duke including provision of electricity and liquid nitrogen. If, during the Term, Duke feels an item is reasonably necessary for the responsible operation of the CORD:USE Program but CORD:USE disagrees, Duke shall have the right to purchase the item at its cost and submit the issue of whether the item is reasonably required thus will be included in the CORD:USE Program Equipment to the dispute resolution procedure set forth in Section 13.1. Until and unless the item in dispute is determined to be CORD:USE Program Equipment either by agreement of the Parties or by final decision of an arbitrator, the disputed item will remain owned by Duke and Duke’s responsibilities with respect to the item will be the same as if the item were included in Duke Program Equipment. CORD:USE will cover all costs of maintenance contracts for the CORD:USE Program Equipment. Duke shall, at the expense of CORD:USE maintain in good operating order, insure and repair promptly when appropriate, the CORD:USE Program Equipment throughout the Term. Upon termination of this Agreement, CORD:USE shall be the sole and exclusive owner of the CORD:USE Program Equipment, including all alterations, additions, improvements, repairs and replacements to that equipment, and, Duke shall have no right, title or interest in or to the CORD:USE Program Equipment. Duke shall take all actions necessary to keep the CORD:USE Program Equipment free of all liens, claims, security interests, and other encumbrances of any kind (other than purchase money liens). Duke shall be responsible throughout the Term for maintaining compliance of the CORD:USE Program Equipment with all applicable Laws.

3.5    Medical Records

Subject to Section 2.6, CORD:USE and Duke, respectively, will keep, treat and maintain all identifiable health information it receives or has access to under this Agreement in compliance with all applicable Laws and will not disclose it to third parties except to the extent necessary for unit selection or transplantation by transplanting personnel consistent with the consents and authorizations obtained from the cord blood donors by Duke or CORD:USE, as applicable, as set forth in Section 2.6.

3.6    Fees and Payments

3.6.1 CORD:USE Program Fee

CORD:USE will pay Duke as compensation for the Duke Services over the Term of this Agreement a fee for each CBU cryopreserved for CORD:USE (“Banking Services Fee”), which includes all direct and indirect costs of providing the Duke Services. The Banking Services Fee will be calculated as follows:

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(i)    Beginning July 1, 2017, a monthly flat fee of $40,000 will be paid by CORD:USE to the CCBB by the 10th day of the month. The fee for July 2017 is due and payable upon contract execution. This flat fee covers the costs associated with processing and banking up to 12 CBUs that are cryopreserved with a final disposition for CORD:USE each month. This fee applies regardless of the collection date of the CBU. The flat fee of $40,000 is due in full by the 10th day of each month, regardless of whether 0-12 cord blood units are cryopreserved with a final disposition in a given month.

(ii)    Every six months, on July 1 and January 1, Duke will reconcile the CBUs that have been cryopreserved with a final disposition (CFO) for CORD:USE. An invoice with payment required within thirty (30) days of receipt will be generated using the following fee schedule for CBUS cryopreserved over 60:

a)     Each of the next 61-300 CFO CBUs/6 months will be charged at $4,000 per CBU;

b)     Any CFO CBUs over 300/6 months will be charged at $3,000 per CBU;

The Banking Services Fee will be paid when the cryopreserved CBUs’ disposition is finalized [CFO] (listed or disqualified following cryopreservation for absence of maternal blood samples, positive for infectious disease marker, positive sterility screen, medical history exclusion or other unanticipated information disqualifying the cord blood unit post cryopreservation). The baseline criteria for which CORD:USE CBUs will be cryopreserved will follow the criteria used for cryopreservation of CCBB units, which currently is as follows: (1) collection volume of >60mls for minority units, 80 mls for Caucasian units, (2) pre-processing cell count of lx10e9 cells, and (3) post-processing viability of >90%. This criteria will be subject to change if CCBB’s criteria changes in the future. This Banking Services Fee is subject to an annual three and a half percent (3.5%) increase each year effective as of February 1, of the given year. In addition, if Duke is subject to significant (more than 15%) cost increases due to regulatory or operational changes the parties agree to negotiate a revision to the Banking Services Fee based on actual costs.

The Banking Services Fee paid for cryopreserved CBUs shall include all of Duke’s costs, including personnel, services and materials for all cord blood units sent to Duke from CORD:USE. Any additional requests for Duke services, i.e. BLA submission, regulatory responses or inspection costs, are not included in this Agreement and will be negotiated and reflected in separate agreement. CORD:USE will be responsible for all collection of CBUs sent by CORD:USE to Duke for processing and cryopreservation. CORD:USE will also be responsible to procure collection supplies pursuant to CCBB specifications, including collection bags, maternal blood tubes, ISBTD and demand-128 labels. CORD:USE is responsible for maintaining vendor services agreements on its two existing BioArchive freezers, and will be responsible for purchase and vendor service agreements on any future BioArchive freezers needed to cryopreserve the CORD:USE CBUs. CORD:USE will be responsible for securing, maintaining access to and utilizing MasterControl document management system, for training and SOP management to enable seamless document control between CORD:USE and Duke.

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3.6.2 CORD:USE ARREARAGE

CORD:USE shall pay the past due amount of Two Hundred Ninety Thousand and Two Hundred and Twelve Dollars ($290,212) owed to Duke on the following schedule:

$30,000.00 to be received on or before September 30, 2017

$30,000.00 to be received on or before October 31, 2017

$35,000.00 to be received on or before November 30, 2017

$35,000.00 to be received on or before December 31, 2017

$35,000.00 to be received on or before January 31, 2018

$35,000.00 to be received on or before February 28, 2018

$35,000.00 to be received on or before March 31, 2018 $

35,000.00 to be received on or before April 30, 2018

$20,212.00 to be received on or before May 30, 2018

3.6.3 CORD:USE RESEARCH UNITS

CORD:USE hereby consents to Duke’s use of ten (10) CORD:USE units for research. Five (5) of which have already been selected and utilized. Further, and in the spirit of cooperation between the parties, Duke agrees to notify CORD:USE of any units utilized and the nature of the research purposes for which these units are being deployed.

3.7 CORD:USE IRB

CORD:USE Program activities, specifically including CORD:USE cord blood collection activities, shall require CORD:USE IRB approval and CORD:USE shall provide for and facilitate the review of the CORD:USE Program by its Institutional Review Board.

3.8 TAXES

All taxes of any type imposed on a Party and associated with the activities of the CORD:USE Program, including associated with any service or other activity undertaken in connection with this Agreement, shall be paid by CORD:USE.

3.9 TRAINING

In accordance with Section 2.1 DUKE may train CORD:USE personnel referred to DUKE. CORD:USE must request training dates at least four weeks prior to desired training dates. DUKE will make every effort to accommodate the requested dates.

For the basic introduction training held at DUKE’s Rex Hospital collection site, DUKE can train a maximum of four people per training session. There must be a minimum of 1 week between training sessions. All seats in any given class may not be available to CORD:USE, as they may be required for other DUKE trainees. At least fourteen (14) days prior to the beginning of agreed upon training classes, CORD:USE shall provide DUKE with the name, position title, and collection site of each trainee. At the same time, CORD:USE shall also provide completed employee health forms to Rex Hospital Employee Health. If these forms are not provided at least 14 days ahead of scheduled training begin date, the trainee will not be permitted to participate in

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the training session. Upon arriving for training, trainees must provide the instructor their completed prerequisite forms. Prerequisites including shadowing specific activities at their collection site prior to arriving for training, reading Dr. Moise’s article “What to tell patients about cord blood banking”, and viewing the “Gift of Hope” and “Caroline’s Miracle” videos or comparable updated materials created by CORD:USE or DUKE. Trainees who have not completed these requirements will not be allowed to participate in the training session.

The cost-based charge for each person completing the basic introduction training class is $640 (inclusive of indirects) and will be invoiced on a monthly basis. Charges for all other types of training will be estimated at the time of the training request and invoiced at the actual cost in the monthly invoice.

3.10 ADDITION OF PARTICIPATING HOSPITALS

CORD:USE shall provide DUKE with written notice of the addition of a Participating Hospital at which CORD:USE will be collecting cord blood units which will be subject to the Duke Services under this Agreement. Such notice shall be provided to Duke at least 90 days in advance of the commencement of cord blood collection activities by CORD:USE to permit appropriate planning to be done with respect to training and preparation for performance of the Duke Services.

4.    ACCESS TO RECORDS AND DATA

4.1    Commitment to Share Materials

The Parties agree that during the Term each shall make available to the other such products, forms, systems, data, reports, manuals, financial statements, and related materials (“Materials”) as are reasonably necessary for each Party to perform its obligations set forth in this Agreement and to audit compliance of the other Party with those obligations. Each Party’s provision of the Materials shall be subject to the proprietary rights of that Party or any third party in those Materials.

4.2    Government Access

If applicable, the Parties shall comply with the provisions of Section 1861(v)(1)(I) of the Social Security Act and shall make available, upon written request of the Comptroller General of the United States or the Secretary of the United States Department of Health and Human Services or any of their duly authorized representatives, any books, documents and records that are necessary to verify the nature and extent of the costs incurred by either Party under this Agreement. In addition, each Party shall cooperate with the other Party and provide reasonable access to books and records pertaining to this Agreement and the performance of its obligations to the extent reasonably necessary for compliance with any governmental agency review or audit of the other Party. This Section 4.2 shall survive termination or expiration of this Agreement.

4.3    Cooperation in Connection with Audits.

Each Party will cooperate with the other Party in any mandated or required external audits concerning the CORD:USE Program by Governmental Entities or CORD:USE Program contractors. This cooperation which include notifying the other Party within one week after receipt

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of any such audit notice and making available to the other Party books and records related to the CORD:USE Program’s operations. Duke’s participation in any audits or inspections of CORD:USE Program’s BLA application or license will require a separate fee to be negotiated in a separate agreement.

5.    RESEARCH

With respect to the CORD:USE Program, the Parties intend to work together to seek out opportunities for joint research projects. Notwithstanding the foregoing, the Parties agree that each of them and/or their Affiliates will be free to pursue pre-clinical research, clinical research and/or drug trial funding with respect to cord blood or CORD:USE Program activities, and each Party will control the funding and payment of expenses (including data costs) for any pre-clinical research, clinical research or drug trial funding it obtains or for which it contracts on its own.

6.    INTELLECTUAL PROPERTY RIGHTS

6.1    Ownership of Intellectual Property

6.1.1 Reservation of Rights

Other than as specifically provided for in this Agreement, this Agreement does not and is not intended to transfer to either Party any rights in any technology or Intellectual Property.

6.1.2 Pre-existing Intellectual Property

Duke and CORD:USE shall each retain its interests in all Intellectual Property that each owned prior to the Effective Date of this Agreement. Duke and CORD:USE each agree to reproduce, and agree not to remove or obscure, proprietary rights legends (such as copyright notices, among others) that are displayed on any material, regardless of form or format, provided in connection with this Agreement.

6.1.3 Intellectual Property Produced During Term

Any invention, adaptation, modification, or change primarily relating to, dependent upon or incorporating the Intellectual Property or Confidential Information of either Party (“Improvement”) made by Duke Personnel associated with the CORD:USE Program, made jointly by these Duke Personnel and CORD:USE Personnel, or made solely by CORD:USE Personnel shall be the sole property of the Party owning the Intellectual Property to which the Improvement is made and that Party shall have the right to apply for copyrights, patents (including utility and design patents), or other protection for Intellectual Property rights in such Improvement anywhere in the world under its own name and at its own expense. Each Party shall promptly notify the other party of any Improvement made by the notifying Party to the Intellectual Property of the other Party. Each Party agrees to take all actions and execute all documents, including assignments to the other Party, to effectuate the other Party’s ownership of any Improvement. Utilizing, combining, or further processing output data from Intellectual Property shall not be considered an Improvement. Any technology or Intellectual Property that is not an Improvement created by either Party during the Term in performance of its obligations under this Agreement shall be disclosed by the Party creating the Intellectual Property to the other Party and the Parties

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will negotiate ownership terms based upon inventorship as determined by US patent law, or if not patentable that fairly reflect each Party’s contribution and involvement. For the avoidance of doubt, databases developed by Duke at its own cost (i.e., expenses are not part of the Program Budget) based upon data collected by the CORD:USE Program shall be the property of Duke, and databases developed by CORD:USE based on data collected by the CORD:USE Program shall be the property of CORD:USE. Each Party shall have full access in compliance with the terms of this Agreement and applicable law to all data collected by the CORD:USE Program for purposes of developing databases or data products. If any technology or Intellectual Property is conceived or reduced to practice in the performance of work funded by the United States government, then the Parties will comply with this Section 6.1.3 to the extent that it does not conflict with applicable government regulations set forth in 37 CFR 401.14.

6.2    Marketing; Use of Trademarks or Service Marks

CORD:USE shall retain responsibility for any marketing and public relations activities related to the CORD:USE Program. However, subject to Section 6.3, CORD:USE shall submit to Duke in advance for its approval any materials using the Duke name. Neither Party will use in advertising, publicity or otherwise, the name of any employee or agent, any trade-name, trademark, trade device, service mark, symbol (collectively “Mark”) or any abbreviation contraction or simulation of any Mark, owned by the other Party without the prior written consent of the other Party, which may be withheld at the sole discretion of the other Party. No Party will acquire any right or interest in any Mark of the other Party by virtue of this Agreement. Neither Party will represent, either directly or indirectly, that any product or service of the other Party is a product or service of the representing Party or that it is made in accordance with or utilizes the information or documents of the other Party. Notwithstanding the foregoing, this Agreement will not restrict or limit the fund raising or capital campaign efforts of either Party, except that each Party will notify the other Party in advance of any campaigns that focus specifically or substantially on the CORD:USE Program.

6.3    Name of CORD:USE Program

Notwithstanding Section 6.2, the CORD:USE Program will be known as “CORD:USE Cord Blood Bank at Duke” and the Parties may use this name in describing or referencing the CORD:USE Program in ongoing activities in the normal course and in fulfilling obligations set forth in this Agreement. Any use of that name in advertising and publicity shall require the prior written approval of Duke.

7.    CONFIDENTIALITY AND NON-DISCLOSURE

7.1    Non-Disclosure

Except as expressly provided for in this Agreement, each Party (as the “Receiving Party”) shall keep confidential, and shall cause its controlled Affiliates and its and their officers, directors employees, agents and subcontractors (collectively, “Representatives”) to keep confidential, all Confidential Information acquired from the other Party, its Affiliates or any of their respective Representatives (collectively, the “Disclosing Party”) (whether such information is furnished in oral or written form or whether such information is observed) in respect of the transactions

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contemplated by this Agreement. and the Receiving Party shall not disclose to any person directly or indirectly, and shall cause its respective Affiliates and Representatives not to disclose directly or indirectly, any Confidential Information of the Disclosing Party to anyone outside the Receiving Party, such Affiliates and their respective Representatives, provided, however, that the foregoing restrictions shall not apply to any information disclosed hereunder to any Party if such Person can demonstrate that such Confidential Information:

(i)    Is or hereafter becomes generally available to the trade or public other than by reason of any breach hereof;

(ii)    Was already known to the Receiving Party or such Affiliate or Representative as shown by written records (it being understood that Confidential Information has been shared and protected beginning with the original agreement starting in January, 2005);

(iii)    Is disclosed to the Receiving Party or such Affiliate or Representative by a third party who has the right to disclose such information; or

(iv)    Is developed independently by the Receiving Party without use of or reliance upon information from the Disclosing Party.

7.2    Disclosure Required by Governmental Authority

If required by law or order of any government authority, the Receiving Party may disclose to such authority Confidential Information to the extent required by such order or law, provided that the Receiving Party shall have first notified the Disclosing Party of such order or law and the Disclosing Party shall have had a reasonable opportunity to oppose such disclosure or obtain a protective order (including but not limited to “confidential treatment” pursuant to U.S. securities laws) reasonably satisfactory to the Disclosing Party to maintain the confidentiality of such data, information or materials.

7.3    Protection of Confidential Information; Restrictions on Use,

Each Party shall deal with Confidential Information so as to protect it from disclosure with a degree of care not less than that used by it in dealing with its own information of like importance and intended to remain exclusively within its knowledge, and shall take reasonable steps to reduce the risk of disclosure of Confidential Information. Other than as provided in this Agreement, the Receiving Party agrees that it shall not at any time (and shall not permit any of its Affiliates to) use any Confidential Information for any purpose whatsoever, without the prior written consent of the Disclosing Party. These obligations shall continue for three (3) years after the termination of this Agreement.

7.4    Return of Confidential Information

Upon termination or expiration of this Agreement, the Receiving Party shall promptly discontinue use of the Confidential Information and any portion of that Confidential Information and promptly return all such Confidential Information in its possession to the Disclosing Party, including all copies and any compilations, analyses, studies or the like that are based on or incorporate such Confidential Information.

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8.    TERM AND RENEWAL

The initial term of this Agreement shall commence on July 1, 2017 and continue until July 31, 2020, (“Term”) unless this Agreement has been earlier terminated as provided in Section 9. Either party may give written notice to the other party not later than one (1) year prior to the expiration of the Term that it does not wish to renew this Agreement, and if such notice is given then this Agreement shall expire at the end of the Term. If such notice of non-renewal is not given, then this Agreement shall automatically renew for successive three (3) year terms (each such additional term being a “Renewal Term”), subject to termination as provided for in Section 9 below.

9.    TERMINATION

9.1    Termination by Duke

Duke may terminate this Agreement under the following circumstances:

9.1.1 If CORD:USE shall apply for or consent to the appointment of a receiver, trustee, or liquidator of all or a substantial part of its assets, file a voluntary petition in bankruptcy or admit in writing the inability to pay its debts as they become due, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, under which the court has either rejected or not assumed the entirety of this Agreement without modification on or before thirty (30) days after filing, or if three or more creditors of CORD:USE file an involuntary petition under any state or federal reorganization, insolvency, arrangement, bankruptcy, or other debtor relief provision that is not dismissed within thirty (30) days of filing;

9.1.2 If CORD:USE shall materially default in the performance of any of its material obligations under this Agreement; and

9.1.3 If CORD:USE is conducting its cord blood unit collection activities in a manner that is inconsistent with the prevailing standard of care, or is otherwise engaged in activities or practices that Duke reasonably believes may impede the safe and efficient operations of the CORD:USE Program under this Agreement.

9.1.4 For convenience with ninety (90) days written notice.

9.2    Termination by CORD:USE

CORD:USE may terminate this Agreement under the following circumstances:

9.2.1 If Duke shall apply for or consent to the appointment of a receiver, trustee, or liquidator of all or a substantial part of its assets, file a voluntary petition in bankruptcy or admit in writing its inability to pay its debts as they become due, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, under which the court has either rejected or not assumed the entirety of this Agreement without modification on or before thirty (30) days after filing, or if three or more creditors of Duke files an involuntary petition under any state or federal reorganization, insolvency, arrangement, bankruptcy, or other debtor relief proceeding that is not dismissed within thirty (30) days after filing;

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9.2.2 If Duke Hospital is no longer licensed to operate as an acute care hospital;

9.2.3 The loss, supervision or restriction of Duke Hospital’s right to participate in the Medicare or Medicaid programs; and

9.2.4 If Duke and/or the Medical Director shall materially default in the performance of any of their material obligations under this Agreement.

9.2.5 For convenience with ninety (90) days written notice.

9.3    Opportunity to Cure

Each party will have a thirty (day) right to cure a breach of this Agreement, other than a breach involving the payment of money. If a payment due under 3.6.1 or 3.6.2 is not received when due, CORD:USE shall have a three (3) business day (Monday through Friday) period following the due date for cure. If payment is not received by the fourth day following the due date, Duke may terminate the agreement with fifteen (15) days written notice.

9.4    Effect of Termination

Upon the termination or expiration of this Agreement, each Party shall (a) promptly return to the other any books, records, or materials that belong to such other Party, and (b) reasonably cooperate with the other Party to effectuate the orderly termination of the Agreement. If this Agreement is terminated for any reason or is not renewed at the expiration of the Term, a monthly flat fee of $5,500 will be paid by CORD:USE to the CCBB by the 10th day of the month for storage of all CORD:USE Program Inventory and distribution of up to three (3) units per month. For each additional unit distributed, CORD:USE will pay an additional $2,500 per unit. Distribution will be reconciled on a monthly basis. These fees are subject to an annual three and a half percent (3.5%) increase each year from the date of this Agreement and applied in full as of the date of termination and annually thereafter. At any time following termination of this Agreement, CORD:USE may remove, in a commercially reasonable manner and at its sole cost, its CORD:USE Program Cord Blood Inventory and CORD:USE Program Equipment at which time the distribution fees will terminate. If CCBB ceases operations, the storage and distribution of the CORD:USE Program Cord Blood Inventory also ceases and CORD:USE shall remove, at its sole cost, its Inventory and Equipment. The storage and distribution arrangement will continue for five (5) years following termination of this Agreement, and automatically renews for additional five (5) year terms as long as the storage and distribution arrangement does not materially compromise the Duke program. Duke must notify CORD:USE in writing with specificity, no less than 90 days prior to any automatic renewal, if Duke believes that continuation of the storage and distribution arrangement beyond the initial five (5) year period will materially compromise the Duke program. CORD:USE and Duke will then try to find a mutually acceptable solution to the material compromise of the Duke program, prior to CU being required to remove, at its sole cost, its Equipment and Inventory, which it may do in a commercially reasonable time and manner. Duke is responsible, at its cost, to assemble the CORD:USE Program Inventory in the CORD:USE freezers for transfer.

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CORD:USE shall be entitled to remove in a commercially reasonable manner, its CORD:USE Program Cord Blood Inventory and CORD:USE Program Equipment.

9.5    Force Majeure

Notwithstanding anything in other sections of this Agreement to the contrary, the time for performance by a Party (“Non-Performing Party”) of its obligations under this Agreement (including any cure period under Section 9.3 shall be extended for any period of delay for which performance in the customary manner shall be prevented, hindered, or delayed by any event not within the control or caused by the fault of the Non-performing Party including, but not limited to court orders; governmental requirements; acts or failure to act of the other Party; unknown, undisclosed or concealed conditions; strikes; lockouts; fire; explosions; theft; floods; riot; civil commotions; war; malicious mischief; earthquake; materials shortages (on commercially reasonable terms) and/or acts of God; and/or other conditions generally constituting an event of “force majeure”: provided, however, that if any such delay or failure to perform by a Party continues for more than the period of delay caused by the event of force majeure, the other Party shall have the right to terminate this Agreement in accordance with its terms.

10. INSURANCE

10.1 CORD:USE shall maintain the following self-insurance or insurance policies in full force and effect at all times during the Term of this Agreement: (i) Commercial General Liability insurance, including Products and Completed Operations Liability coverage and Contractual Liability coverage, in an amount not less than $5,000,000 per occurrence/$5,000,000 annual aggregate; (ii) Professional Liability (Errors & Omissions/Medical Malpractice) insurance in an amount not less than $5,000,000 each medical incident/$5,000,000 annual aggregate; (iii) Workers’ Compensation Insurance insuring all CORD:USE personnel who are CORD:USE employees in accordance with the statutory requirements of all states where work under this Agreement is performed and Employers Liability insurance in an amount not less than $1,000,000 per accident/$1,000,000 per disease/$1,000,000 disease (each employee); (iv) Automobile Liability insurance including hired and non-owned automobile liability in an amount not less than $1,000,000 per occurrence/$2,000,000 annual aggregate; (v) Property “All Risk” insurance insuring the CORD:USE Program Equipment in accordance with Section 3.4 and (vi) Directors and Officers Liability (Errors & Omissions) insurance in an amount not less than $5,000,000 per occurrence and $5,000,000 annual aggregate for claims arising from the activities of the CORD:USE personnel at all times and as set forth in the Agreement. With respect to self-insurance coverages, CORD:USE agrees that it will take commercially reasonable steps to ensure that it maintains at all times adequate funds within its self-insurance program to cover claims at the levels identified above.

10.2 Duke shall maintain the following self-insurance or insurance policies in full force and effect at all times during the Term of this Agreement: (i) Commercial General Liability insurance, including Products and Completed Operations Liability coverage and Contractual Liability coverage, in an amount not less than $5,000,000 per occurrence/$5,000,000 annual aggregate; (ii) Professional Liability (Medical Malpractice) insurance applicable to any service supplied by Duke to CORD:USE under Agreement, including but not limited to the work of the Duke Personnel, including the Medical Director, in an amount not less than $5,000,000 each medical

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incident $5,000,000 annual aggregate; (iii) Workers’ Compensation Insurance insuring all Duke personnel who are Duke employees in accordance with the statutory requirements of all states where work under this agreement is performed and Employers Liability insurance in an amount not less than $1,000,000 per accident/$1,000,000 per disease/$1,000,000 disease (each employee); (iv) Automobile Liability insurance including hired and non-owned automobile liability in an amount not less than $1,000,000 per occurrence/$2,000,000 annual aggregate; (v) Property “All Risk” insurance insuring Duke’s obligations as set forth in Section 2 and insuring all Cord Blood Units while in the care, custody, and control of Duke for their Fair Market Value as established by the current sales price of a cord blood unit at the time of loss or damage; and (vi) Directors and Officers Liability (Errors & Omissions) insurance in an amount not less than $5,000,000 per occurrence and $5,000,000 annual aggregate for claims arising from the activities of the Duke personnel, including the Medical Director at all times and as set forth in the Agreement. With respect to self-insurance coverages, Duke agrees that it will take commercially reasonable steps to ensure that it maintains at all times adequate funds within its self-insurance program to cover claims at the levels identified above.

10.3 Each Party shall provide the other upon written request a certificate of insurance as evidence of the self-insurance or insurance required by this Section 10 and such certificates shall provide for not less than 30 days’ notice of cancellation, termination, non-renewal or a material change which reduces the amounts, terms or conditions of the coverage below that required in this Section 10. If replacement insurance (without any gap in coverage) meeting the requirements of this Agreement is not obtained by the Party whose coverage is affected, then the other Party shall have the right to terminate this Agreement immediately upon notice to the other Party.

11. INDEMNIFICATION

11.1 Responsibility for Own Acts

Except as otherwise provided in this Section 11, each Party shall be responsible for its own acts and omissions and any and all claims, liabilities, injuries, suits, demands, and expenses of all kinds which may result or arise out of any alleged malfeasance or neglect caused or alleged to have been caused by that Party, its employees or representatives, in the performance or omission of any act or responsibility of that Party under this Agreement. In the event that a claim is made against both Parties, it is the intent of both Parties to cooperate in the defense of this claim. However, each Party shall have the right to take any and all actions it believes necessary to protect its interests.

11.2 Agreement to indemnify

Subject to the conditions, provisions and limitations of this Section 11, and other applicable provisions of this Agreement, CORD:USE shall not be liable to Duke, any of Duke’s Affiliates, customers, contractors or suppliers or any other Person for, and Duke shall indemnify, defend and hold harmless CORD:USE and its Affiliates and their respective, directors, officers, employees and agents (collectively, the “CORD:USE Indemnitees”), from and against any losses, liabilities, suits, claims, costs, expenses (including reasonable attorneys’ fees and disbursements), interest, penalties, fines, judgments and actual or direct damages which result from bodily injury, death or property damage (collectively “Losses”) to the extent that such Losses are a result of the negligent acts or omissions of Duke or its Affiliates and their respective directors, officers, employees, or agents in the performance of its obligations under this• Agreement, except to the extent and proportion such Losses are caused by the act or omission of the CORD:USE Indemnitees.

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Subject to the conditions, provisions and limitations of this Section 11, and other applicable provisions of this Agreement, Duke shall not be liable to CORD:USE, any of CORD:USE’ Affiliates, customers, contractors or suppliers or any other Person for, and CORD:USE shall indemnify, defend and hold harmless Duke, and its directors, officers, employees and agents (collectively, the “Duke Indemnitees”), from and against any losses, liabilities, suits, claims, costs, expenses (including reasonable attorneys’ fees and disbursements), interest, penalties, fines, judgments and actual or direct damages which result from bodily injury, death or property damage (collectively “Losses”) to the extent that such Losses are a result of the negligent acts or omissions of CORD:USE or CORD:USE Affiliates and their respective directors, officers, employees, or agents in the performance of its obligations under this Agreement, except to the extent and proportion such Losses are caused by the act or omission of the Duke Indemnitees.

11.3 Conditions to Indemnification

The obligations and liabilities of the Parties with respect to their respective indemnities resulting from any claim, demand or other assertion of liability by third parties (hereunder• called collectively “Demands”), shall be subject to the following terms and conditions:

a)

Subject to the consent of the indemnified Party (“Indemnified Party”) (such consent not to be unreasonably withheld or delayed), the indemnifying Party (“Indemnifying Party”) shall have the right to undertake, by counsel or representatives of its own choosing, the defense, compromise or settlement of any such Demand asserted against the Indemnified Party, such defense, compromise or settlement to be undertaken on behalf of and for the account and risk of the Indemnifying Party.

b)

In the event the Indemnifying Party shall elect not to undertake such defense by its own representatives, the indemnifying Party shall give prompt written notice of its election to the Indemnified Party, and the Indemnified Party shall undertake the defense, compromise or settlement thereof by counsel or other representatives designated by it whom the Indemnifying Party determines in writing to be satisfactory for such purposes. The consent of the Indemnifying Party to the Indemnified Party’s choice of counsel or other representative shall not be unreasonably withheld or delayed.

c)	No final settlement or compromise of any such Demand may be made by a Party without the prior express written consent or approval of the other Party.

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11.4 Notice

A Party having reason to believe that it may be entitled to indemnification shall give reasonably prompt written notice to the other Party from whom indemnification may be sought, specifying in reasonable detail the nature and basis of any Demand or other matter (including actual and direct damages incurred (other than as a result of a third party claim) which may give rise to such indemnification, but such notice shall not be a condition of such indemnification. The failure of the Indemnified Party to provide such notice shall not relieve the Indemnifying Party of its indemnification obligations under this Agreement, unless the delay or failure to provide such notice prejudices an Indemnifying Party in a manner that demonstrably results in actual and direct damages to such Indemnifying Party, in which event such Indemnifying Party shall be relieved of such obligations but only to the extent such actual and direct damages can be proved.

12.    REPRESENTATIONS AND WARRANTIES

Each Party represents and warrants that they have and shall maintain throughout the Term and any Renewal Term all necessary licenses required to perform its obligations, is in good standing to perform its obligations, and will perform its obligations in material compliance with all applicable Laws.

13.    MISCELLANEOUS

13.1 Dispute Resolution; Arbitration

Any dispute between the Parties arising out of or relating to this Agreement, either during or after the Term, including the question as to whether a particular matter is arbitratable, shall be solely and finally resolved by expedited binding arbitration conducted in Florida in accordance with the American Arbitration Association commercial arbitration rules (the “AAA Rules”). The Party requesting arbitration shall serve upon the other Party a written demand for arbitration stating the substance of the controversy. A panel of three (3) arbitrators, experienced in business transactions similar to transactions covered by this Agreement and selected in accordance with established AAA procedures, shall conduct the arbitration. The Parties agree to make their respective records available to each other in the arbitration without recourse to formal discovery and to make their respective personnel available for testimony in the arbitration. The decision of the arbitrators shall be in writing, shall set forth the basis therefor, and shall be final and binding upon the Parties. The Parties shall divide equally the administrative charges, arbitrators’ fees, and related expenses of arbitration, but each Party shall pay its own legal fees and expenses incurred in connection with the arbitration, unless the arbitrators as part of their decision require either Party to pay the fees and expenses of the other.

13.2 Remedies at Law

The Parties agree that remedies at law may be inadequate to remedy any breach of the obligations in this Agreement. Accordingly, the Parties agree that injunctive relief, including temporary restraining order, preliminary and permanent injunctive relief may be obtained without the posting of a bond by either Party to protect its rights under this Agreement, in addition to any other remedy that may be available.

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13.3 Contracts, Leases and Purchases

Except as specifically provided in this Agreement, neither Party shall enter into any agreement in the other Party’s name or that obligates the other Party without the other Party’s advance written consent.

13.4 Assignment

Except as expressly provided in this Agreement, neither this Agreement nor any right under this Agreement is assignable in whole or in part by either Party without the prior written consent of the other Party, which shall not be unreasonably withheld, and any attempted assignment without such consent shall be null and void except that either Party may assign its rights and obligations under this Agreement to its parent, a subsidiary or other Affiliate, or any successor entity resulting from a Change of Control of that Party.

13.5 Complete Agreement

This Agreement including all the Exhibits which are hereby incorporated by reference into this Agreement constitutes the complete and integrated understanding of the Parties with respect to the subject matter of and supersedes all prior understandings and agreements, whether written or oral, with respect to the same subject matter.

13.6 Amendment

This Agreement may only be amended by a written agreement duly signed by persons authorized to sign agreements on behalf of each of the respective Parties.

13.7 Amendment to Comply with Law; Severability

To the extent this Agreement or any provision of this Agreement is deemed to be in violation of applicable Law, then the Parties agree to negotiate in good faith to amend the Agreement to the extent possible consistent with its purposes, to conform to Law. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13.8 Governing Law

This Agreement, and any and all tort claims that may arise in connection with the performance by either Party of its obligations under this Agreement shall be governed by the laws of the state of North Carolina, without regard for that body of law known as conflicts of laws.

13.9 Non-Waivers

No express or implied waiver by either Party of any Event of Default hereunder shall in any way be, or be construed as, a waiver of any future or subsequent Event of Default.

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13.10 Tax-Exempt Status

Notwithstanding any other provision of this Agreement, CORD:USE acknowledges that with respect to this Agreement, Duke shall not be required to engage in any activity that compromises the tax-exempt status of Duke or that presents a reasonable likelihood of imposition of intermediate sanctions as described in Section 4958 of the Code.

13.11 Independent Contractors

Duke and CORD:USE are, and shall remain independent contractors, each responsible only for its own acts and/or omissions. Nothing in this Agreement shall be construed to constitute Duke and CORD:USE as partners, joint venturers, agents or anything other than independent contractors.

13.12 Notices

All notices, demands, requests or other communications which may be or are required to be given, served or sent by any Party to any other Party pursuant to this Agreement shall be in writing and shall be hand delivered (including delivery by courier), sent by Federal Express or by other recognized overnight delivery service, mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or sent by telegram, or facsimile transmission with receipt confirmed, addressed as follows:

If to CORD:USE:

CORD:USE Cord Blood Bank, Inc.

1991 Summit Park Drive

Suite 2000

Orlando, FL 32810

ATTN: Edward Guindi, M.D.

Tel: 407/667-3000

Fax: 407/667-3003

With a copy (which shall not constitute notice) to:

Greenburg Traurig, P.A.

450 S. Orange Avenue

Suite 650

Orlando FL 32801

ATTN: Andrew Finkelstein

Tel: 407/317-8577

Fax: 407420-5909

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If to Duke:

Duke University School of Medicine

130 Davison Building

Durham, NC 27710

Attn: J. Scott Gibson

Tel: 919-684-0190

Fax: 919-684-0208

With a copy (which shall not constitute notice) to:

Ann Bradley-

Duke University

Office of Counsel

310 Blackwell Street, 4th Floor

Box 104124

Durham, NC 27710

Tel: 919-684-3955

Fax: 919-684-8725

Each Party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given; served, or sent. Each notice, demand, request, or communication which shall be mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, or received for all purposes at such time as it is delivered to addressee (with the return receipt, the delivery receipt, the affidavit of messenger, or (with respect to facsimile) the answer back being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

13.13 Survival

Neither expiration nor termination of this Agreement shall terminate those obligations and rights of the Parties pursuant to provisions of this Agreement which by their express terms are intended to survive and such provisions shall survive the expiration or termination of this Agreement. Without limiting the foregoing, the respective rights and obligations of the Parties under Section 4 (Access to Records and Data), Section 6 (Intellectual Property Rights), Section 7 (Confidentiality and Non-Disclosure), Section 9.5 (Effect of Termination), Section 11 (Indemnification), and Section 13 (Miscellaneous) shall survive the expiration or termination of this Agreement regardless of when such termination becomes effective.

13.14 Binding Effect; Limitation on Benefit

This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns. It is the explicit intention of the Parties that no person or entity other than the Parties is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the Parties, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the Parties or their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

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13.15 Headings

Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of its provisions.

13.16 Counterparts; Facsimile Signatures

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. Facsimile signatures shall have the same effect as original signatures.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered in their name and on their behalf as of the date first set forth above.

“CORD:USE”	“DUKE”

CORD:USE BLOOD BANK, INC.	DUKE UNIVERSITY

By: /s/ Michael T. Ernst	By: /s/ J. Scott Gibson
Name: Michael T. Ernst	Name: J. Scott Gibson
Title: Executive Vice President and	Title: Executive Vice Dean for
Chief Financial Officer	Administration School of Medicine
Date: July 28, 2017	Date: July 27, 2017

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